EXHIBIT 99.1

            Imagistics International Reports Second Quarter Earnings

     TRUMBULL, Conn.--(BUSINESS WIRE)--July 29, 2004--Imagistics International Inc. (NYSE: IGI)

     --   Record Earnings per Share of $0.36, up 24 Percent over Last Year

     --   Record Net Income of $6.1 Million, up 22 Percent over Last Year

     --   Quarterly Copier/MFP Rental Revenue up 9 Percent

     --   Quarterly Free Cash Flow of $14.0 Million

     --   Continued Gross Margin Improvement

     --   Raising 2004 Earnings Guidance to $1.48, Top of Previous Range

     Imagistics International Inc. (NYSE: IGI) today announced a 24 percent increase in diluted earnings per share to $0.36 for the second quarter of 2004 compared with $0.29 for the second quarter of 2003. Net income increased by 22 percent over the same period to $6.1 million from $5.0 million last year. Total revenue for the second quarter decreased 3 percent to $151.5 million. Revenue results consist of three business lines: copier/MFP, facsimile and sales to Pitney Bowes of Canada ("PB Canada"), which operates under a reseller agreement. Copier/MFP (multifunctional product) revenue increased 10 percent, facsimile revenue declined 17 percent and revenue attributable to sales to PB Canada decreased 75 percent. Excluding sales to PB Canada, total revenue for the second quarter was $149.9 million, up slightly versus revenue for the second quarter of the previous year.
     Marc C. Breslawsky, Imagistics Chairman and Chief Executive Officer, said, "We have again posted record levels of net income and EPS for the second quarter of 2004. We are especially pleased with the 10 percent growth in our core copier/MFP revenue, particularly the 9 percent increase we achieved in copier/MFP rental revenue. Thus, we continue to add to our unbroken string of quarterly year-over-year increases in copier/MFP revenue, now for the tenth consecutive quarter since the spin-off. Copier/MFP now represents 69 percent of our total revenue versus 56 percent two years ago, and it has clearly become the dominant part of our business as our facsimile revenue continues its expected rate of decline. By continuing to focus on our core business, we hope to achieve positive revenue growth for 2004 overall."
     Imagistics President and Chief Operating Officer, Joseph Skrzypczak added, "This quarter, we have again delivered excellent earnings, $0.36 per share, up 24 percent over last year, thereby again fulfilling our objective to deliver greater than 20 percent earnings growth. A major driver of our earnings is copier/MFP revenue, which continues to grow at a healthy pace. Year to date, this measure of our core revenue has increased 11 percent. We have also made significant progress in improving our cash flow, generating $29.4 million in cash flow from operations and $14.0 million of free cash flow."
     Mr. Skrzypczak continued, "In the second quarter, we also continued to invest in the expansion of our direct distribution through an acquisition in Little Rock, Arkansas. The acquisition reflects our strategy to expand both distribution and service capabilities in underserved areas of the country having strong national account potential as well as opportunities to capture business with smaller, local companies and public agencies."

     Second Quarter Results

     Copier/MFP revenue rose 10 percent for the second quarter. Copier/MFP sales increased 12 percent, reflecting an improvement in demand for mid-market digital black-and-white multifunctional products. Rental revenue from the copier/MFP product line increased 9 percent in the second quarter, primarily as a result of an increase in page volumes. Support services revenue, reflecting strong copier/MFP equipment sales growth, increased 8 percent.
     Facsimile revenue declined 17 percent in the second quarter. Facsimile sales declined 22 percent. The pronounced decline in both facsimile equipment and supplies sales reflects the anticipated industry-wide reduction in facsimile usage. Rental revenue from the facsimile product line declined 14 percent in the second quarter reflecting a continuation of the decline in the installed base coupled with lower per unit pricing. Support services revenue from facsimile also declined 14 percent.
     PB Canada revenue declined 75 percent to $1.6 million in the second quarter.
     Total revenue for the second quarter decreased 3 percent to $151.5 million. Total sales for the second quarter decreased by 5%. Excluding the decline in revenue attributable to sales to PB Canada, revenues and sales were up slightly. Total rental revenue declined 3 percent to $54.2 million in the second quarter. Second quarter support services revenue from service contracts increased 6 percent to $22.1 million.
     The sales gross margin of 43.6 percent increased 4.7 percentage points primarily due to capturing much of the benefit of lower product costs, lower inventory obsolescence charges, a lower proportion of lower margin PB Canada sales and better margins on copier/MFP supplies. This was partially offset by the continuing shift in product mix toward lower margin copier/MFP products away from the facsimile line and lower margins on facsimile equipment and supplies sales. The rental gross margin of 71.7 percent improved 5.0 percentage points compared with the second quarter last year. This improved rental gross margin was primarily attributable to lower product costs and, to a lesser extent, replacing older rental agreements with contracts containing more favorable terms and conditions. Similar to the sales margin, rental margin improvements were partially offset by the continuing shift in product revenue mix from fax to copier/MFP.
     Selling, service and administrative expenses of $82.3 million in the second quarter increased 5 percent from the prior year. SS&A represented 54.3 percent of total revenue this quarter compared with 50.4 percent in the prior year. The increase was primarily the result of higher compensation costs related to the increase in copier/MFP revenue coupled with increased sales headcount, higher operating expenses associated with direct distribution expansion, higher ERP-related administrative costs and increased bad debt expense. Partially offsetting these higher expenses were savings from lower payments to Pitney Bowes for IT and service charges, lower advertising expenses, as well as an insurance recovery for business interruption claims related to the World Trade Center.
     Timothy Coyne, Chief Financial Officer, said, "As expected, our cash flow from operations turned positive this quarter and our cash generation has begun to return to more normal levels. We continue to make progress in our ERP stabilization efforts and anticipate that accounts receivable will return closer to historical levels by year end. Also, although SS&A expenses are flat with the prior quarter, they are at levels that still reflect additional administrative support costs associated with ERP. We expect those additional costs will come down as we become more proficient in our new operating environment."
     Mr. Coyne added, "We generated $29.4 million of cash from operations this quarter. We were thus able to finance $15.4 million in capital expenditures, mostly invested in our rental base. There was a significant increase in expenditures for rental equipment assets this quarter as a result of recent awards of new state rental contracts, which help further support our recurring revenue stream and contribute incremental profits. In the second quarter, we also used $6.0 million for acquisitions, $5.1 million to repay long-term debt and $6.0 million to repurchase shares of our common stock under our stock buyback program. Since the beginning of the stock buyback program in 2002, we have repurchased 3.5 million shares or 18 percent of the shares that were outstanding when Imagistics was spun off in December 2001. During the quarter, we improved our debt to capitalization ratio to 21 percent, down from 23 percent at the end of the first quarter. As of the end of the second quarter, total debt was $73.1 million, and we had a cash balance of $10.7 million."

     First Six Months Results

     For the first six months of 2004, copier/MFP revenue grew 11 percent. Sales were up 14 percent, rentals increased 8 percent and support services were up by 7 percent. Over this period, facsimile revenue declined 14 percent. Sales were down 14 percent, rentals declined 13 percent and support services were down 18 percent. For the six months, PB Canada revenue declined 7 percent.
     Total revenues for the first six months were $309.8 million, an increase of one percent from the first six months of 2003. Net income increased 21 percent to $11.9 million compared with earnings of $9.8 million for the first six months of 2003. Earnings per diluted share increased 25 percent to $0.70 compared with $0.56 for the same period last year. The increases were primarily the result of improved sales and rental gross margins and lower interest expense.

     Summary and Outlook for 2004

     Mr. Breslawsky stated, "We continue to be on target for another successful year. We are especially pleased with the 9 percent growth rate in copier/MFP rental revenue, back up to the higher end of our historical range. In fact, copier/MFP rental revenue has now surpassed facsimile rental revenue for the first time in our history. This is particularly gratifying because the copier/MFP rental part of our business has always represented one of the central areas of our strategic focus. Also this quarter, we have again improved our gross margins by multiple percentage points, and we have returned to generating positive operating cash flow. While these are significant accomplishments, we remain focused on our future. We look forward to the final phases of our ERP implementation, beginning the work of returning our operating expenses to more normal levels and striving to deliver additional top-line growth. Based on continued confidence in the company's business and our prospects for the remainder of the year, we are raising our earnings guidance for the year to $1.48, the top of the range we had indicated previously."

     Conference Call

     Imagistics International will be holding an earnings conference call with Marc Breslawsky, Chairman and Chief Executive Officer, Joseph Skrzypczak, President and Chief Operating Officer, and Timothy Coyne, Chief Financial Officer, on Thursday, July 29, at 11:00 a.m. (Eastern Time). The conference will be available by audio webcast at our investor website, www.IGIinvestor.com, where it will also be archived.

     About Imagistics International Inc.

     Imagistics International Inc. (NYSE:IGI) is a large direct sales, service and marketing organization offering document imaging solutions, including high performance, leading edge copier/MFPs and facsimile machines to Fortune 1000 companies and other organizations. Its direct sales and service network is located throughout the United States, Canada and the United Kingdom. Imagistics International is a member of the S&P SmallCap 600 Index and the Russell 2000 Index(R) and is headquartered in Trumbull, Connecticut. For additional information about Imagistics International, please visit www.imagistics.com and www.IGIinvestor.com.

     The statements contained in this news release that are not purely historical are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management's beliefs, certain assumptions and current expectations. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "anticipates," "intends" and other similar words. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, competitive pricing pressures, timely development and acceptance of new products, our reliance on third party suppliers, potential disruptions in implementing information technology systems, including the recent ERP implementation, potential disruptions affecting the international shipment of goods, our ability to create brand recognition under our new name and currency and interest rate fluctuations. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Imagistics 2003 Form 10-K and other SEC filings. The forward-looking statements contained in this news release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.


                          Imagistics International Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)

                            Three months ended    Six months ended
                                  June 30,            June 30,
                           --------------------- ---------------------
(in millions, except per
 share amounts)              2004    2003  B/(W)  2004    2003   B/(W)
----------------------------------------------------------------------

Revenue
    Sales                   $75.2   $78.9   (5%) $157.7  $151.9    4%
    Rentals                  54.2    56.1   (3%)  108.6   113.2   (4%)
    Support services         22.1    20.9    6%    43.5    41.7    4%
----------------------------------------------------------------------
Total revenue               151.5   155.9   (3%)  309.8   306.8    1%

Costs and expenses
    Cost of sales            42.4    48.2   12%    91.3    93.4    2%
    Cost of rentals          15.3    18.7   18%    31.1    37.9   18%
    Selling, service and
     administration          82.3    78.6   (5%)  164.9   155.5   (6%)
----------------------------------------------------------------------
Operating income             11.5    10.4   10%    22.5    20.0   12%

    Interest expense, net     0.9     1.6   45%     1.8     3.2   44%
----------------------------------------------------------------------
Income before income taxes   10.6     8.8   20%    20.7    16.8   23%

    Provision for income
     taxes                    4.5     3.8  (18%)    8.8     7.0  (25%)
----------------------------------------------------------------------
Net income                   $6.1    $5.0   22%   $11.9    $9.8   21%
======================================================================


Calculation of earnings per
 share

Income available to common
 shareholders                $6.1    $5.0   22%   $11.9    $9.8   21%

Basic average shares
 outstanding               16.249  16.549    2%  16.331  17.000    4%
Diluted average shares
 outstanding               16.951  17.159    1%  17.035  17.581    3%
----------------------------------------------------------------------

Basic earnings per share    $0.38   $0.30   27%   $0.73   $0.58   26%
Diluted earnings per share  $0.36   $0.29   24%   $0.70   $0.56   25%
======================================================================

                          Imagistics International Inc.
                      Condensed Consolidated Balance Sheets

                                      (Unaudited) (Unaudited)
                                            June       March  December
                                             30,         31,      31,
(in millions)                               2004        2004     2003
----------------------------------------------------------------------

Cash                                       $10.7       $12.5    $22.9
Accounts receivable, net                   119.8       119.8    107.7
Accrued billings                            24.7        22.2     20.9
Inventories                                 81.5        83.6     86.1
Other current assets                        32.0        32.5     29.0
----------------------------------------------------------------------
Total current assets                       268.7       270.6    266.6

Property, plant and equipment, net          55.2        53.5     53.2
Rental assets, net                          62.8        63.2     67.2
Other assets                                68.0        63.2     59.7
----------------------------------------------------------------------

Total assets                              $454.7      $450.5   $446.7
======================================================================


Current portion of long-term debt           $0.5        $0.5     $0.5
Accounts payable and accrued
 liabilities                                74.5        67.1     79.3
Advance billings                            14.6        15.2     16.3
----------------------------------------------------------------------
Total current liabilities                   89.6        82.8     96.1

Long-term debt                              72.6        77.8     62.9
Other liabilities                           22.4        21.2     20.3
----------------------------------------------------------------------
Total liabilities                          184.6       181.8    179.3

Stockholders' equity                       270.1       268.7    267.4
----------------------------------------------------------------------

Total liabilities and stockholders'
 equity                                   $454.7      $450.5   $446.7
======================================================================

Shares outstanding (in thousands)         16,608      16,694   16,774
                                      =========== =========== ========

Memo:  Total debt                          $73.1       $78.3    $63.4
                                      =========== =========== ========

                          Imagistics International Inc.
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                            Three months   Six months
                                               ended         ended
                                              June 30,      June 30,
                                           ------------- -------------
(in millions)                               2004   2003   2004   2003
----------------------------------------------------------------------

Cash flows from operating activities:
Net income                                  $6.1   $5.0  $11.9   $9.8
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
    Depreciation and amortization           16.6   19.1   33.7   38.0
    Provision for bad debt                   4.0    1.8    6.4    4.4
    Reserve for obsolete inventory           1.1    2.3    2.5    3.8
    Deferred taxes on income                   -    1.7   (2.6)   2.0
    Change in assets and liabilities,
     net of acquisitions:
       Accounts receivable                  (3.6)   7.2  (17.3)  12.3
       Accrued billings                     (2.5)  (1.0)  (3.8)  (1.4)
       Inventories                           2.0    0.1    3.5   (0.9)
       Other currents assets and
        prepayments                          1.0    3.7   (0.1)   1.6
       Accounts payable and accrued
        liabilities                          6.7   (6.9)  (6.4) (12.8)
       Advance billings                     (0.9)  (1.3)  (2.2)  (1.7)
    Other, net                              (1.1)   2.2    0.1    1.3
----------------------------------------------------------------------
Net cash provided by operating activities   29.4   33.9   25.7   56.4
----------------------------------------------------------------------

Cash flows from investing activities:
    Expenditures for rental equipment
     assets                                (11.5)  (6.8) (21.3) (17.4)
    Expenditures for property, plant and
     equipment                              (3.9)  (4.2)  (6.7)  (9.0)
    Acquisitions                            (6.0)     -   (9.7)     -
----------------------------------------------------------------------
Net cash used in investing activities      (21.4) (11.0) (37.7) (26.4)
----------------------------------------------------------------------

Cash flows from financing activities
    Purchases of treasury stock             (6.0)  (7.9) (12.3) (20.5)
    Net borrowings (repayments) under
     Term Loan and Revolving Credit
     Facility                               (5.1)  (0.2)   9.7   (0.4)
    Exercises of stock options, including
     purchases under employee stock
     purchase plan                           1.3    0.9    2.4    1.8
----------------------------------------------------------------------
Net cash used in financing activities       (9.8)  (7.2)  (0.2) (19.1)
----------------------------------------------------------------------

(Decrease) increase in cash                 (1.8)  15.7  (12.2)  10.9

Cash at beginning of period                 12.5   26.5   22.9   31.3
----------------------------------------------------------------------

Cash at end of period                      $10.7  $42.2  $10.7  $42.2
======================================================================

                          Imagistics International Inc.
                           Supplemental Data Schedules
                                   (Unaudited)

                    Three months ended        Six months ended
                        June 30,                  June 30,
                  ----------------------------------------------------
(in millions)       2004         2003         2004         2003
----------------------------------------------------------------------
                         Growth        Growth       Growth      Growth
                 Revenue  Rate  Revenue Rate Revenue Rate Revenue Rate
                 ------- ------ ------- ---- ------- ---- ------- ----
Sales
Copier/MFP
 products          $56.3   12%   $50.5   8%  $108.4  14%  $95.4    4%
Facsimile
 products           17.3  (22%)   22.1 (10%)   37.6 (14%)  43.8  (10%)
Pitney Bowes
 of Canada           1.6  (75%)    6.3 (20%)   11.7  (7%)  12.7   (6%)
----------------------------------------------------------------------
Total sales         75.2   (5%)   78.9    -   157.7   4%  151.9   (1%)

Rentals
Copier/MFP
 products           27.4    9%    25.0   8%    53.5   8%   49.6    8%
Facsimile
 products           26.8  (14%)   31.1 (13%)   55.1 (13%)  63.6  (11%)
----------------------------------------------------------------------
Total rentals       54.2   (3%)   56.1  (5%)  108.6  (4%) 113.2   (4%)

Support services
Copier/MFP
 products           20.3    8%    18.9   5%    39.9   7%   37.3    1%
Facsimile
 products            1.8  (14%)    2.0 (12%)    3.6 (18%)   4.4  (13%)
----------------------------------------------------------------------
Total support
 services           22.1    6%    20.9   3%    43.5   4%   41.7   (0%)

----------------------------------------------------------------------
Total revenue     $151.5   (3%) $155.9  (2%) $309.8   1% $306.8   (2%)
======================================================================

Revenue
Copier/MFP
 products         $104.0   10%   $94.4   7%  $201.8  11% $182.3    4%
Facsimile
 products           45.9  (17%)   55.2 (11%)   96.3 (14%) 111.8  (11%)
----------------------------------------------------------------------
Revenue excluding
Pitney Bowes
 of Canada         149.9     -   149.6  (1%)  298.1   1%  294.1   (2%)
Pitney Bowes
 of Canada           1.6  (75%)    6.3 (20%)   11.7  (7%)  12.7   (6%)

----------------------------------------------------------------------
Total revenue     $151.5   (3%) $155.9  (2%) $309.8   1% $306.8   (2%)
======================================================================

     Although revenue, excluding sales to Pitney Bowes of Canada, represents a non-GAAP financial measure, management considers this to be meaningful to investors as sales to Pitney Bowes of Canada under a reseller arrangement are at margins significantly below the margins on sales to our direct customers. There is no rental or support service revenue associated with Pitney Bowes of Canada. We expect to maintain a reseller arrangement with Pitney Bowes of Canada, however, we are unable to predict the future level of sales to Pitney Bowes of Canada. We also believe it is useful to analyze revenue excluding sales to Pitney Bowes of Canada in order to better evaluate the effectiveness of our direct sales and marketing initiatives and our pricing policies.


                               Three months ended     Six months ended
                                     June 30,             June 30,
                              --------------------  ------------------
(in millions)                   2004   2003  B/(W)  2004   2003  B/(W)
--------------------------------------------------  ------------------
Free cash flow
Net cash provided by
 operating activities          $29.4  $33.9  (13%) $25.7  $56.4  (54%)
Expenditures for rental
 equipment assets               11.5    6.8  (71%)  21.3   17.4  (23%)
Expenditures for property,
 plant and equipment             3.9    4.2    8%    6.7    9.0   26%
----------------------------------------------------------------------
Free cash flow                 $14.0  $22.9  (39%) $(2.3) $30.0 (108%)
======================================================================

     Although free cash flow represents a non-GAAP financial measure, management believes this measure is meaningful to investors in evaluating our ability to meet our future debt requirements, to fund capital expenditures and working capital requirements.

     CONTACT: Imagistics International Inc.
              Timothy J. Klahs, 203-365-2361
              timothy.klahs@imagistics.com